Exhibit 99.1

DecisionPoint Systems Announces Fourth Quarter and Full Year 2021 Results

Strategic growth plan continues to yield gains in revenue, margin, and mix

Delray Beach, Florida – March 31, 2022 – DecisionPoint Systems, Inc. (OTCQB: DPSI), today announced fourth quarter and full year 2021 financial results.

Full Year 2021

•	Revenue was $65.9MM, an increase of $2.6MM (3.9%) from 2020.

•	Services revenues, the Company’s strategic focus, were $15.5MM, an increase of $2.8MM (17.9%) from 2020.

•	Gross profit, $15.3MM, increased by $0.4MM (2.8%) from 2020.

•	2021 EBITDA was $3.0MM ($2.8MM on an adjusted EBITDA basis).

•	Debt was paid down by $1.2MM from December 31, 2020.

Fourth Quarter 2021

•	Q4 Revenue was $16.5MM, pressured by industry-wide supply chain issues, which the Company anticipates continuing into 1H 2022.

•	Solid booking activity continued however resulting in a backlog expansion to $31.2MM. The Company is working closely with its equipment manufacturer partners to manage through these supply constraints.

•	Q4 adjusted EBITDA was $0.3MM for the fourth quarter 2021, compared with $1.3MM for the fourth quarter of 2020.

“We continue to execute the strategic growth plan we put in place several years ago,” commented CEO Steve Smith. “That plan is focused on the growth of what we call “mobility-first services,” and on the expansion of our served geographic coverage. We’re achieving those goals through both the organic build-out of our business and by select acquisitions.

Smith continued, “While the sale of enterprise hardware such as mobile computers, bar code and RFID scanners, and printers remains a solid core of our business, the provision of associated services, including especially managed operational services, with its recurring revenue streams, is the focus of our strategic intent. The nearly 18% growth in these services in 2021 marks our progress. We plan for services to contribute still larger proportions of our growth going forward, yielding margin expansion, increased forward revenue visibility, and the foundation for robust enterprise value growth.”

The Company also continues to execute on its strategy to make select strategic acquisitions that add technical competencies, operational capacity, and geographic coverage. The full integration of one such acquisition from late 2020, ExtenData, a Rocky Mountains-focused regional leader in solutions and services design and delivery, was completed in 2021. In January 2022, we also acquired Advanced Mobile Group to expand DecisionPoint’s mobility-first enterprise solutions and service offerings and grow its capabilities in the mid-Atlantic region. Advanced Mobile Group is a regional leader providing services, hardware, software, integration, and wireless networking solutions, with deep experience in warehousing and distribution, manufacturing, mobile workforce automation, retailing, and healthcare segments, and 600 customers.

CEO Smith concluded, “2021 was another very solid year for DecisionPoint. We grew in all key measures relative to 2020, a tough compare with its outsized singular top line event, and did so overcoming industry headwinds caused by global supply chain constraints. I’m confident that our plans and proven execution capacity will yield still greater successes for our customers and growth for DecisionPoint in 2022 and beyond.”

Balance Sheet and Liquidity

Our cash and accounts receivable were $14.9 million on December 31, 2021, compared to $18.4 million on December 31, 2020. Cash flow from operations in 2021 was $2.4 million, as compared to $4.2 million in 2020. Overall debt is lower by $1.2 million than at the beginning of the year. As of December 31, 2021, we had no borrowings under the line of credit.

Conference Call Information

A conference call to discuss these financial results is scheduled for Friday, April 1, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors, analysts, and all parties interested in listening to the call are invited to dial (877) 407-3982 (domestic) or (201) 493-6780 (international) at 4:30 p.m. ET (1:30 p.m. PT). The conference call will also be available to interested parties through a live webcast at https://viavid.webcasts.com/starthere.jsp?ei=1540399&tp_key=229612448d. Please log in at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until April 1, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13728547. Please note participants must enter the conference identification number in order to access the replay.

About DecisionPoint Systems

DecisionPoint Systems Inc. delivers mobility-first managed service and integration solutions to healthcare, supply chain, and retail customers, enabling them to make better and faster decisions in the moments that matter—the decision points. Our mission is to help businesses consistently deliver on those moments—accelerating growth, improving worker productivity, and lowering risks and costs.

For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by forward-looking statements. Forward-looking statements in this press release may include statements about our plans to obtain funding for our current and proposed operations and potential acquisition and expansion efforts; the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clientele or the global economy as a whole; debt obligations of the Company; our general history of operating losses; our ability to compete with companies producing products and services; the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology; the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; our ability to develop and maintain our corporate infrastructure, including our internal controls; our ability to develop innovative new products; and our financial performance. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

Investor Relations Contact:

ir@decisionpt.com

DecisionPoint Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$2,587	$2,005
Accounts receivable, net	12,302	16,438
Inventory, net	2,111	884
Deferred costs	1,998	1,744
Prepaid expenses and other current assets	336	67
Total current assets	19,334	21,138
Operating lease assets	329	583
Property and equipment, net	834	751
Deferred costs, net of current portion	1,492	2,097
Deferred tax assets	1,999	1,973
Intangible assets, net	3,564	4,663
Goodwill	8,128	8,128
Other assets	50	22
Total assets	$35,730	$39,355
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,273	$12,852
Accrued expenses and other current liabilities	3,220	2,807
Deferred revenue	4,599	4,617
Line of credit	—	1,206
Due to related parties	—	34
Current portion of long-term debt	3	—
Current portion of operating lease liabilities	257	261
Total current liabilities	18,352	21,777
Deferred revenue, net of current portion	2,510	3,140
Long-term debt	146	1,361
Noncurrent portion of operating lease liabilities	83	340
Other liabilities	381	873
Total liabilities	21,472	27,491
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	7
Additional paid-in capital	39,216	38,236
Accumulated deficit	(24,965)	(26,379)
Total stockholders’ equity	14,258	11,864
Total liabilities and stockholders’ equity	$35,730	$39,355

DecisionPoint Systems, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales:
Product	$12,634	$14,733	$50,480	$50,673
Service	3,849	3,568	15,463	12,687
Net sales	16,483	18,301	65,943	63,360
Cost of sales:
Product	9,995	11,550	39,943	40,129
Service	2,706	2,264	10,696	8,413
Cost of sales	12,701	13,814	50,639	48,542
Gross profit	3,782	4,487	15,304	14,818
Operating expenses:
Sales and marketing expense	1,743	1,586	7,354	5,587
General and administrative expenses	2,960	1,971	7,552	5,203
Total operating expenses	4,703	3,557	14,906	10,790
Operating (loss) income	(921)	930	398	4,028
Interest expense	(12)	(87)	(79)	(319)
Gain on extinguishment of debt	—	—	1,211	—
Other income	—	1	—	213
Income (loss) before income taxes	(933)	844	1,530	3,922
Income tax (expense) benefit	232	(244)	(116)	(1,061)
Net income (loss) and comprehensive income (loss)	$(701)	$600	$1,414	$2,861
Earnings (loss) per share (1):
Basic	$(0.10)	$0.09	$0.20	$0.42
Diluted	$(0.10)	$0.08	$0.19	$0.37
Weighted average common shares outstanding (1)
Basic	7,003	6,788	6,947	6,788
Diluted	7,003	7,811	7,593	7,811

(1)	All share and per share information has been retroactively adjusted to reflect reverse stock split.

DecisionPoint Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$1,414	$2,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,387	891
Amortization of deferred financing costs and note discount	24	157
Share-based compensation expense	1,003	87
Acquisition earn-out adjustment	(187)	—
Gain on extinguishment of debt	(1,211)	—
Deferred income taxes, net	(26)	686
Provision for doubtful accounts	—	25
Changes in operating assets and liabilities:
Accounts receivable	4,136	(5,853)
Inventory, net	(1,227)	2,945
Deferred costs	351	(382)
Prepaid expenses and other current assets	(294)	254
Other assets, net	(28)	(8)
Accounts payable	(2,579)	585
Accrued expenses and other current liabilities	277	294
Due to related parties	(34)	(90)
Operating lease liabilities	(7)	6
Deferred revenue	(648)	1,738
Net cash provided by operating activities	2,352	4,196
Cash flows from investing activities
Purchases of property and equipment	(371)	(93)
Cash paid for acquisitions, net of cash acquired	(170)	(3,409)
Net cash used in investing activities	(541)	(3,502)
Cash flows from financing activities
Repayment of term debt	—	(646)
Line of credit, net	(1,206)	(1,971)
Proceeds from issuance of term debt	—	1,361
Debt issuance costs	—	(53)
Taxes paid in lieu of shares issued for share-based compensation	(25)	—
Proceeds from exercise of stock options	2	—
Net cash used in financing activities	(1,229)	(1,309)
Change in cash	582	(615)
Cash, beginning of year	2,005	2,620
Cash, end of year	$2,587	$2,005

Non-GAAP Financial Measure:

This press release includes information relating to Adjusted EBITDA which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.” Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, other income (expense), gain (loss) on extinguishment of debt and share based compensation expense. We believe Adjusted EBITDA may provide investors with useful information of how our current primary operating results relate to our historical performance. The non-GAAP financial measure provided is not meant to be considered as a substitute for GAAP financials. We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate Adjusted EBITDA in the same manner.

The following is a reconciliation of net income to Adjusted EBITDA (unaudited and in thousands):

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(701)	$600	$1,414	$2,861
Interest expense	12	87	79	319
Income tax expense (benefit)	(232)	244	116	1,061
Depreciation and amortization	356	324	1,387	888
EBITDA	$(565)	$1,255	$2,996	$5,129
Share based compensation	894	14	1,003	87
Gain on extinguishment of debt	-	-	(1,211)	-
Other income	-	(1)	-	(213)
Adjusted EBITDA	$329	$1,268	$2,788	$5,003